漢 坤 律 師 事 務 所

Han Kun Law Offices

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

Tel: (86 10) 8525 5500; Fax: (86 10) 8525 5511 / 8525 5522

北京Beijing – 上海 Shanghai – 深圳 Shenzhen – 香港 Hong Kong

www.hankunlaw.com

January 6, 2017

To: China Internet Nationwide Financial Services Inc.

Dongsanhuan Middle Road

#1 Building Unit 1 Room 1501 Unit 13-14,

Chaoyang District, Beijing, People’s Republic of China 100020

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to China Internet Nationwide Financial Services Inc. (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Global Market.

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.

Han Kun Law Offices

(v)	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(b)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(c)	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

(d)	“PRC Companies” means PRC Subsidiary and PRC Operating Entity, and “PRC Company” means any of them;

(e)	“PRC Operating Entity” means Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (圣盈信（北京）管理咨询有限公司);

(f)	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion;

(g)	“PRC Subsidiary” means Beijing Yingxin Yijia Network Technology Co. Ltd (北京盈信益嘉网络科技有限公司);and

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i) VIE Structure. The ownership structure of PRC Companies, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of PRC Companies and, to the best of our knowledge after due inquiry, each shareholder of the PRC Operating Entity, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure” (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party. The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

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The due execution, delivery and performance of each of the VIE Agreements by the relevant PRC Companies and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Companies; or (B) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Option Agreement will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii) M&A Rules; No Governmental Authorization; No Conflicts. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the issue and sale of the Ordinary Shares by the Company on the NASDAQ Global Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

(iv) Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(v) Lending General Provisions. The direct loans made by the PRC Operating Entity on June 10, 2015 and June 15, 2015 (as amended on December 31, 2015 and February 28, 2016) to Beijing Ailirui Trading Company Limited totaling RMB150 million (approximately $22.59 million) and the direct loans made by the PRC Operating Entity to Xiamen Jingsu Trading Limited Company totaling RMB18 million (approximately $2.71 million) on each of March 24, 28 and 31, 2016 and April 14, 2016 pursuant to a loan contract signed on March 18, 2016 (collectively the “Direct Loans”) are not in compliance with certain provisions of the Lending General Provisions, under which, the People’s Bank of China (“PBOC”) could impose fines on the PRC Operating Entity and the amount of the potential fine would be no less than one time but no more than five times the gains that the PRC Operating Entity obtained from such Direct Loans. However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies are effective if such lending activities are not part of the ordinary business of the lender. Therefore, based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely the PBOC will impose any fines or penalties although there cannot be any assurance that no such fines or other punitive actions will be taken against the PRC Operating Entity.

(vi) PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation,” “Management,” “Related Party Transactions” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

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Han Kun Law Offices

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HANKUN LAW OFFICES
HAN KUN LAW OFFICES

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